Exhibit 10.18

EXECUTION VERSION

CONFIDENTIAL

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

COLLABORATION AND OPTION AGREEMENT

This COLLABORATION AND OPTION AGREEMENT (the “Agreement”), effective as of May 21, 2021 (the “Effective Date”), is made by and between SENTI BIOSCIENCES, INC., a Delaware corporation with its principal place of business at 2 Corporate Drive, South San Francisco, CA 94080 (“Senti”), and the BLUEROCK THERAPEUTICS LP, a Delaware limited partnership with its principal place of business at One Broadway, Floor Fifteen, Cambridge, MA 02142 (“BlueRock”). Senti and BlueRock are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Senti is a biotechnology company engaged in the research and development of human therapeutics that utilize Gene Circuits (as defined below);

WHEREAS, BlueRock is a biotechnology company engaged in the research and development of human cell therapies derived from induced pluripotent stem cells (“iPSCs”);

WHEREAS, Senti and BlueRock desire to collaborate on the use of Senti’s proprietary Gene Circuits for the development of human cell therapies derived from iPSCs;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Senti and BlueRock hereby agree as follows:

1.	DEFINITIONS

1.1 “Affiliate” means, as to a Person, any entity directly or indirectly controlling, controlled by or under common control with such Person for the duration of such control, where “control” means (a) beneficial ownership of greater than fifty percent (50%) of the voting equity interests in such entity or (b) the possession, directly or indirectly, of the power to independently direct or cause the direction of the management and policies of an entity, whether through the ownership of a voting equity interest, by contract or otherwise.

1.2 “Alliance Manager” shall have the meaning set forth in Section 2.1.

1.3 “[***]” shall have the meaning set forth in Section 3.2.

1.4 “Applicable Law” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidances, ordinances, judgments, decrees, directives, injunctions, orders, permits of or from any court, arbitrator, or Governmental Authority within the applicable jurisdiction.

1.5 “Background IP” means Background Patents and Background Know-How.

1.6 “Background Know-How” means any Know-How, whether or not patentable, that (a) is Controlled by a Party or its Affiliates, (b) was discovered, generated or licensed prior to the Effective Date or during the Term outside of the scope of this Agreement, and (c) is [***] (i) to perform the activities assigned to the other Party under the Research Plan, (ii) to research, develop and manufacture, in the applicable Primary Field in the Territory, Option Gene Circuits developed under the applicable Collaboration Program (including for such Option Gene Circuits to function in the applicable Option Programmed Cells [***]) and to commercialize, in the applicable Primary Field in the Territory, such Option Gene Circuits as components of the applicable Option Programmed Cells contained in Option Products, or (iii) to research, develop and manufacture, in the Secondary Field in the Territory, Efficacy Gene Circuits developed under the applicable Collaboration Program (including for such Efficacy Gene Circuits to function in ROFN Programmed Cells [***]) and to commercialize, in the Secondary Field in the Territory, such Efficacy Gene Circuits as components of ROFN Programmed Cells contained in ROFN Products.

1.7 “Background Patents” means any Patents Controlled by a Party or its Affiliates that are [***] (a) to perform the activities assigned to the other Party under the Research Plan, (b) to research, develop and manufacture, in the applicable Primary Field in the Territory, Option Gene Circuits developed under the applicable Collaboration Program (including for such Option Gene Circuits to function in the applicable Option Programmed Cells [***]) and to commercialize, in the applicable Primary Field in the Territory, such Option Gene Circuits as components of the applicable Option Programmed Cells contained in Option Products, or (c) to research, develop and manufacture, in the Secondary Field in the Territory, Efficacy Gene Circuits developed under such Collaboration Program (including for such Efficacy Gene Circuit to function in ROFN Programmed Cells [***]) and to commercialize, in the Secondary Field in the Territory, such Efficacy Gene Circuits as components of ROFN Programmed Cells contained in ROFN Products.

1.8 “Bankruptcy Code” shall have the meaning set forth in Section 10.4.

1.9 “BlueRock Background IP” means any Background IP Controlled by BlueRock or its Affiliates.

1.10 “BlueRock Competitor” means [***].

1.11 “BlueRock Indemnitee” shall have the meaning set forth in Section 9.1.

1.12 “BlueRock Other Program IP” shall have the meaning set forth in Section 6.1(b)(iii).

1.13 “BlueRock Patents” shall have the meaning set forth in Section 6.2(b).

1.14 “BlueRock Platform” means [***].

1.15 “BlueRock Platform Improvements” shall have the meaning set forth in Section 6.1(b)(ii).

1.16 “BlueRock Prosecuted Joint Patents” shall have the meaning set forth in Section 6.2(c).

1.17 “Business Day” means a day other than Saturday, Sunday or any day on which commercial banks located in San Francisco, California or Boston, Massachusetts are authorized or obligated by Applicable Laws to close.

1.18 “Calendar Quarter” means a period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

1.19 “Calendar Year” means each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.

1.20 “Change of Control” means, with respect to a Party, (a) a merger, reorganization, combination or consolidation of such Party with a Third Party that results in the holders of beneficial ownership of the voting securities or other voting interests of such Party (or, if applicable, the ultimate parent of such Party) immediately prior to such merger, reorganization, combination or consolidation ceasing to hold beneficial ownership of at least fifty percent (50%) of the combined voting power of the surviving entity or the ultimate parent of the surviving entity immediately after such merger, reorganization, combination or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities or other voting interest of such Party, or (c) the sale, lease, exchange, contribution or other transfer (in one transaction or a series of related transactions) to a Third Party of all or substantially all of such Party’s assets or the assets to which this Agreement relates.

1.21 “Claims” means all liability, loss, damage, claim, injury, costs or expenses (including reasonable attorneys’ fees and expenses of litigation) of any kind arising from Third Party demands, claims, actions and proceedings (whether criminal or civil, in contract, tort or otherwise).

1.22 “Collaboration Gene Circuit” shall have the meaning set forth in Section 3.1.

1.23 “Collaboration Program” shall have the meaning set forth in Section 3.1.

1.24 “Collaboration Program Completion Date” shall have the meaning set forth in Section 3.8.

1.25 “Collaboration Program Option Package” shall have the meaning set forth in Section 3.8.

1.26 “Commercial License” shall have the meaning set forth in Section 4.2(b).

“Commercially Reasonable Efforts” means, with respect to either Party in relation to this Agreement and on a country-by-country basis, such efforts that are consistent with the efforts and resources used by [***] a pharmaceutical or biologic compound, therapy or product that is at a similar stage in its research, development or commercial life as the relevant compound, therapy or product, and that has commercial and market potential similar to the relevant compound, therapy or product, taking into account relevant factors such as [***].

1.27 “Confidential Information” means all information (whether in written, oral, electronic, visual, tangible, or other form) and materials, including biological and other tangible materials, that are disclosed or transferred by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) or its Affiliates under this Agreement, and any Confidential Information (as defined in the Prior CDA). Notwithstanding anything contained herein to the contrary, (a) all Senti Background IP, Senti Platform Improvements and Senti Other Program IP shall be deemed to be the Confidential Information of Senti, (b) all BlueRock Background IP, BlueRock Platform Improvements and BlueRock Other Program IP shall be deemed to be the Confidential Information of BlueRock, and (c) all Joint Other Program IP and the terms of this Agreement shall be deemed to be the Confidential Information of both Parties; [***].

1.28 “Control” or “Controlled” means, with respect to any Know-How, Patents or other Intellectual Property Rights, that a Party or its Affiliates has the legal authority or right (whether by ownership, license or otherwise) to grant a license, sublicense, access or right to use (as applicable) under such Know-How, Patent, or other Intellectual Property Rights to the other Party on the terms and conditions set forth herein at the time of such grant, in each case without [***]; provided, however, that, with respect to any Know-How, Patents or other Intellectual Property Rights [***].

1.29 “CREATE Act” means the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. § 103(c)(2)-(c)(3).

1.30 “Disclosing Party” shall have the meaning set forth in Section 1.28.

1.31 “Divest” means the sale or transfer of all rights to a program by a Party or its Affiliate to a Third Party, other than the right to merely receive payments related to such program and other customary retained rights that do not provide any control over the exploitation of such program. For clarity, following such Divestiture, neither such Party nor any of its Affiliates may have any right or obligation to engage in any management, governance or decision-making activities in connection with such program. “Divestiture” shall have the correlative meaning.

1.32 “Dollars” means the U.S. dollar, and “$” shall be interpreted accordingly.

1.33 “Efficacy Gene Circuit” means an Option Gene Circuit wherein the applicable Collaboration Gene Circuit is identified on Exhibit A as an efficacy gene circuit.

1.34 “EMA” means the European Medicines Agency, or any successor agency thereto.

1.35 “Evaluation Technology Transfer” shall have the meaning set forth in Section 3.9(c).

1.36 “Executive Officers” means the Chief Executive Officer of Senti and the Chief Executive Officer of BlueRock.

1.37 “Expert” means a person who (a) is fluent in the English language, and (b) has no less than ten (10) years of pharmaceutical industry experience and expertise having occupied at least one senior position within a pharmaceutical, biopharmaceutical, or biotechnology company relating to product development or product licensing, but excluding any and all current or former employees, directors, consultants or other Affiliates of either Party.

1.38 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.39 “Field” means the Primary Field or the Secondary Field.

1.40 “FTE” means the equivalent of a full-time individual’s work for a twelve (12)-month period (consisting of a total of [***] per year of dedicated effort). Any person who devotes less than [***] per year on the applicable activities shall be treated as an FTE on a pro-rata basis, based upon the actual number of hours worked by such person on such activities, divided by [***]. No person shall be treated as being more than one FTE regardless of the number of hours worked.

1.41 “FTE Rate” means an amount equal to [***] per FTE per year. Such FTE Rate includes all benefits and any applicable overhead.

1.42 “Gene Circuit” means [***].

1.43 “Governmental Authority” means any federal, national, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.44 “IND-Enabling Toxicology Studies” means the GLP toxicology studies required to meet the regulatory requirements for filing an IND.

1.45 “Infringement” shall have the meaning set forth in Section 6.3(a).

1.46 “Initial Budget Amount” shall have the meaning set forth in Section 3.2.

1.47 “Intellectual Property Rights” means rights in and to all (a) Patents, (b) copyrights, whether registered or unregistered, (c) Know-How, (d) software, (e) trademarks, service marks, trade names, trade dress, domain names and similar rights, including goodwill therein, and (f) any other intellectual or other proprietary rights of any kind now known or hereafter recognized in any jurisdiction, including the right to bring a claim with respect to any of the foregoing for past, present or future infringement, and any applications or registrations thereof.

1.48 “Joint Other Program IP” shall have the meaning set forth in Section 6.1(b)(iii).

1.49 “Joint Patent Enforcing Party” shall have the meaning set forth in Section 6.3(d).

1.50 “Joint Patent Prosecution Party” shall have the meaning set forth in Section 6.2(c).

1.51 “Joint Patents” shall have the meaning set forth in Section 6.1(b)(iii).

1.52 “Joint Steering Committee” or “JSC” shall have the meaning set forth in Section 2.2(a).

1.53 “Know-How” means any information and materials, including discoveries, inventions, improvements, processes, techniques, methods, analysis, results, tools, models, systems, assays, designs, protocols, formulas, compositions, genetic constructs, Gene Circuits, sequences, data, know-how and trade secrets (in each case, patentable, copyrightable or otherwise), but excluding any Patent.

1.54 “Materials” shall have the meaning set forth in Section 3.10.

1.55 “Negotiation Period” shall have the meaning set forth in Section 4.2(b).

1.56 “Option” shall have the meaning set forth in Section 4.2(a).

1.57 “Option A Product” means a cell therapy product that [***].

“Option A Programmed Cells” means [***].

1.58 “Option B Product” means a cell therapy product that [***].

1.59 “Option B Programmed Cells” means [***].

1.60 “Option C Product” means a cell therapy product that [***].

1.61 “Option C Programmed Cells” means [***].

1.62 “Option Exercise Period” means, on a Collaboration Program-by-Collaboration Program basis, the time period starting from the Effective Date and continuing until [***] following the latest of (a) [***] the expiration of the Research Term, (b) the Collaboration Program Completion Date, and (c) the date the Evaluation Technology Transfer has been completed for such Collaboration Program [***].

1.63 “Option Gene Circuit” means, with respect to a Collaboration Program, (a) any Collaboration Gene Circuit from such Collaboration Program that is determined by the JSC to have been successfully developed, provided that [***], and (b) any derivative Gene Circuit of any Collaboration Gene Circuit in clause (a), that [***]. For example, if the Option Gene Circuit in clause (a) is [***]. As a second example, if the Option Gene Circuit in clause (a) is [***].

“[***]” means[***].

1.64 “Option Notice” shall have the meaning set forth in Section 4.2(b).

1.65 “Option Product” means an Option A Product, Option B Product or Option C Product.

1.66 “Option Programmed Cells” means Option A Programmed Cells, Option B Programmed Cells or Option C Programmed Cells.

1.67 “Other Joint Patents” shall have the meaning set forth in Section 6.2(c).

1.68 “Other Program IP” shall have the meaning set forth in Section 6.1(b)(iii).

1.69 “Patents” means all patents and provisional and non-provisional patent applications (which for the purpose of this Agreement shall be deemed to include design patents, inventor’s certificates and applications for certificates of invention), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, revalidations, extensions, registrations, patent term extensions, patent term adjustments, and supplemental protection certificates and the like of any such patents and patent applications, and any and all foreign equivalents of the foregoing.

1.70 “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.71 “Primary Field” means [***].

1.72 “Prior CDA” means that certain Confidential Disclosure Agreement by and between Senti and BlueRock, [***].

1.73 “Product-Specific Patents” shall have the meaning set forth in Section 6.2(a).

1.74 “Program IP” means Program Patents and Program Know-How.

1.75 “Program Know-How” means any Know-How, whether or not patentable, that is first created or first conceived by or on behalf of a Party or its Affiliates in the performance of the Research Plan or otherwise in the performance of activities under this Agreement.

1.76 “Program Patents” means any Patent claiming or covering any Program Know-How.

1.77 “Prosecute” means, with respect to any Patent, the preparation, filing, prosecution (including conducting all correspondence and interactions with any patent office, post grant reviews, reissue proceedings, reexaminations, and oppositions and similar proceedings) and maintenance (including payment of any patent annuity or maintenance fees) of such Patent, as well as re-examinations, reissues, appeals, post grant reviews (PGR), and requests for patent term adjustments, supplementary protection certificates, or their equivalents with respect to such Patent, together with the defense of interferences, oppositions and other similar proceedings with respect to the particular Patent, and any appeals therefrom. “Prosecution” and “Prosecuting” shall have the correlative meanings.

1.78 “Receiving Party” shall have the meaning set forth in Section 1.28.

1.79 “Regulatory Approval” means, with respect to a product in a particular country in the Territory, the receipt of all clearances, approvals, certifications, licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market such product in such country, including, where applicable, pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), and labeling approval, and where applicable, pricing or reimbursement approval in such country; for the sake of clarity, accelerated approval from FDA or conditional marketing authorization from EMA each constitute Regulatory Approval.

1.80 “Regulatory Authority” means any applicable Governmental Authority or other authority responsible for granting Regulatory Approvals for therapeutic products, including the FDA, the EMA and any corresponding national or regional regulatory authorities.

1.81 “Research Plan” shall have the meaning set forth in Section 3.2.

1.82 “Research Term” means the period commencing on the Effective Date and expiring upon the third (3th) anniversary of the Effective Date, subject to any extensions in accordance with Section 3.4.

1.83 “ROFN” shall have the meaning set forth in Section 4.3(a).

1.84 “ROFN Expiration” shall have the meaning set forth in Section 4.3(d).

1.85 “ROFN License” shall have the meaning set forth in Section 4.3(c).

1.86 “ROFN Product” means any cell therapy product that [***].

1.87 “ROFN Programmed Cells” means [***] an Efficacy Gene Circuit.

1.88 “Secondary Field” means [***].

1.89 “Senti Background IP” means any Background IP Controlled by Senti or its Affiliates on the Effective Date or during the Term; provided, however, that the Senti Background IP shall not include any Know-How or Patents (a) [***], or (b) Controlled by any Third Party (including such Third Party’s Affiliates) that becomes an Affiliate or assignee of Senti after the Effective Date as a result of a Change of Control of Senti, except to the extent that [***].

1.90 “Senti Indemnitee” shall have the meaning set forth in Section 9.2.

1.91 “Senti Other Program IP” shall have the meaning set forth in Section 6.1(b)(iii).

1.92 “Senti Patents” shall have the meaning set forth in Section 6.2(a).

1.93 “Senti Platform” means [***].

1.94 “Senti Platform Improvements” shall have the meaning set forth in Section 6.1(b)(ii).

1.95 “Senti Third Party Agreement” means any agreement between Senti (or any of its Affiliates) and any Third Party pursuant to which Senti is licensed rights under any of the Senti Background IP as of the Effective Date or during the Term.

1.96 “Subcontractors” shall have the meaning set forth in Section 3.5.

1.97 “[***]” means [***].

1.98 “Technology POC” means [***].

1.99 “Term” shall have the meaning set forth in Section 10.1.

1.100 “Territory” means worldwide.

1.101 “Third Party” means any party other than BlueRock, Senti, or an Affiliate of either BlueRock or Senti.

2.	GOVERNANCE

2.1 Alliance Managers. Each Party shall by written notice to the other Party appoint a primary point of contact to be its project manager (the “Alliance Manager”) who shall coordinate and act as a liaison with such other Party with respect to this Agreement and the Collaboration Programs. Each Party may from time to time change its Alliance Manager upon written notice to the other Party. The Alliance Managers shall not have any authority to amend or interpret this Agreement.

2.2 Joint Steering Committee.

(a) Membership and Duties. As of the Effective Date, the Parties have established a joint steering committee (the “Joint Steering Committee” or the “JSC”), composed of [***] of senior representatives from each Party to (i) oversee the implementation of the collaboration, (ii) review and discuss [***] under the [***], (iii) review, discuss and approve all proposed amendments to [***], (iv) oversee the [***] and the [***], (v) determine the [***] and the [***], (vi) review data and results related to [***] arising from [***] and determine the [***] for such [***] in accordance with Section [***], and (vii) coordinate the [***] between the Parties. The JSC may, from time to time, establish subcommittees as it deems necessary to further the purposes of this Agreement. Within thirty (30) days after the Effective Date, each Party shall by written notice to the other Party appoint its JSC representatives. Each Party may from time to time change one or more of its JSC representatives upon written notice to the other Party.

(b) Meetings. The JSC shall hold meetings at such times as it elects to do so, but in no event less frequently than [***] unless otherwise agreed to by the Parties. The Alliance Managers shall attend the JSC meetings (or designate an appropriate representative to attend meetings on the Alliance Manager’s behalf). The first JSC meeting shall be held within [***] after the Effective Date. No action taken at any meeting of the JSC shall be effective unless at least one (1) representative of each Party is participating.

(c) Decision-Making. All JSC decisions shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote. If, after reasonable discussion and good faith consideration of each Party’s view on a matter for which the JSC has decision-making authority as set forth in Section 2.2(a), the JSC representatives of the Parties cannot resolve such matter within [***], then such matter shall be escalated to the Executive Officers, who shall promptly engage in good faith discussions and attempt to resolve the matter. If following good faith discussions between the Executive Officers for [***], such matter remains unresolved, then the JSC representatives of BlueRock shall have the final-decision-making authority with respect to such matter, which they shall exercise after taking into consideration comments from Senti, provided that BlueRock may not exercise such decision-making authority in a manner that would (i) [***] the Research Term or (2) [***] the Research Term, (ii) [***] the initial Research Plan, (iii) [***] the Research Plan, (iv) [***], (v) [***], or (vi) [***], and any such matters in (i)-(vi) would be resolved through the mutual agreement of the Parties.

(d) Meeting Minutes. The JSC shall record in writing [***]. The Alliance Managers of the Parties shall alternate responsibility for keeping such JSC meeting minutes for each JSC meeting and Senti shall be responsible for keeping such JSC meeting minutes for the first JSC meeting. Meeting minutes [***].

2.3 Limitation on JSC Authority. The JSC shall only have the powers expressly assigned to it in this Article 2 or elsewhere in this Agreement, and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of under this Agreement; or (c) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement.

3.	COLLABORATION PROGRAMS.

3.1 Overview. During the Research Term, the Parties will research and develop Gene Circuits, [***] relating to each of the three (3) Gene Circuit programs in accordance with the Research Plan, as follows:

(a) the “[***]”, which is aimed to develop Gene Circuits that [***], as further described in the Research Plan;

(b) the “[***]”, which is aimed to develop a Gene Circuit that [***], as further described in the Research Plan; and

(c) the “[***]”, which is aimed to develop a Gene Circuit that [***], as further described in the Research Plan;

(each of (a),(b) and (c), a “Collaboration Program”). The Gene Circuits to be researched and developed in each Collaboration Program are specified in Exhibit A (each such Gene Circuit, a “Collaboration Gene Circuit”).

3.2 Research Plan. As of the Effective Date, the Parties have agreed upon an initial research plan attached hereto as Exhibit B and incorporated by reference herein that sets forth the activities, timeline and budget required for discovery and development of Collaboration Gene Circuits (including any Research Technology Transfer activities), and each Party’s responsibilities, including deliverables in connection therewith (such research plan, including any amendments thereto, the “Research Plan”). Each Party shall have discretion over the manner of implementation of activities allocated to such Party under the Research Plan, provided that such implementation is consistent with the Research Plan and the JSC is kept reasonably apprised thereof. The initial budget for the research activities allocated to Senti under the Research Plan, including Senti’s FTE costs (at the FTE Rate) and out-of-pocket expenses, is [***] a total of [***] over the Research Term (the “Initial Budget Amount”); provided that, [***]. All proposed amendments to the Research Plan, including any amendment to the scope of the activities conducted thereunder and related budgets, shall be submitted to the JSC for review, discussion and approval. Senti shall not have any obligation to incur any amounts in excess of the [***] the Initial Budget Amount in connection with the Collaboration Programs, [***] over the Research Term, respectively, unless otherwise agreed to by the JSC.

3.3 Diligence. During the Research Term, each Party will use Commercially Reasonable Efforts to perform the activities assigned to such Party under the Research Plan, in accordance with the timelines provided therein, and, with respect to Senti, without exceeding the Initial Budget Amount. In the event that Senti materially breaches its obligation to use Commercially Reasonable Efforts to perform the activities assigned to Senti under the Research Plan and does not cure, or dispute in good faith the existence of or materiality of, such breach within [***] after BlueRock’s notice thereof, then upon BlueRock’s request, Senti shall promptly transfer to BlueRock at Senti’s cost any Senti Background Know-How or Senti Program Know-How necessary for BlueRock to complete such activities, BlueRock shall have the right to perform such activities at its own expense in accordance with the Research Plan, and Senti shall no longer be obligated to perform such activities. [***]. Without limiting the foregoing, if [***], then Senti shall [***]. Notwithstanding the foregoing, if [***], then BlueRock will [***].

3.4 Research Term Extension. If the Parties mutually agree to amend the Research Plan to include additional research and development activities for the Collaboration Programs, then the Parties may agree to extend the Research Term to permit the completion of such additional activities. BlueRock shall reimburse Senti in accordance with Article 5 for all additional FTE costs (at the FTE Rate) and out-of-pocket expenses incurred by Senti in performing any such agreed-upon additional activities to the extent that such costs, together with the costs incurred by Senti in performing the previously agreed activities under the Research Plan, exceed the Initial Budget Amount.

3.5 Subcontractors. Each Party may perform any activities allocated to it under the Research Plan through its Affiliates or Third Party subcontractors (“Subcontractors”); provided that (a) such Party will remain responsible for the work allocated to such Affiliates or Subcontractors to the same extent it would if it had done such work itself; (b) each Affiliate or Subcontractor shall be bound by terms and conditions (including obligations of non-use and non-disclosure with respect to Confidential Information) consistent with those set forth in this Agreement; and (c) each Affiliate or Subcontractor agrees in writing to assign to such Party its rights in any Know-How (including any Program IP) conceived and reduced to practice by such Affiliate or Subcontractor in the course of performing such work provided that such Know-How is not an improvement to the Subcontractor’s background Intellectual Property Rights or otherwise generically applicable to the Subcontractor’s business, in which case it will be acceptable for the applicable Party to obtain a sublicensable license to such Know-How for use with the deliverables arising from its engagement. Each Party shall be solely responsible and liable for acts and omissions of its Affiliates or Subcontractors hereunder and any and all failures by such Affiliate or Subcontractor to comply with the terms of this Agreement.

3.6 Standards of Conduct. Each Party shall perform, and shall ensure that its Affiliates and Subcontractors perform, its respective activities under the Collaboration Programs in compliance in with Applicable Laws.

3.7 Records. Each Party shall maintain complete, current and accurate records of all activities conducted under the Collaboration Programs, and all data and other information resulting from such activities. Such records shall fully and properly reflect all work performed and results achieved in the performance of such activities in good scientific manner appropriate for regulatory and patent purposes.

3.8 Collaboration Program Option Package.

(a) With respect to each Collaboration Program, within [***] following the [***], the JSC will determine in good faith which Collaboration Gene Circuit(s) from such Collaboration Program, if any, have been successfully developed and qualify as Option Gene Circuit(s); provided that, [***]. Promptly after such determination, Senti will deliver a data package (the “Collaboration Program Option Package”) for such Collaboration Program, which will identify each such Option Gene Circuit, if any, and will include (A) [***] during the Collaboration Program (except (1) [***] and (2) [***] pursuant to such Collaboration Program, including [***]), (B) a listing of [***], and (C) (x) a listing of [***] for such Collaboration Program (provided that [***]), and (y) a listing of [***].

(b) With respect to each Collaboration Program Option Package, within [***] following receipt of such package, BlueRock may request by written notice to Senti that the Parties have a meeting to discuss the Collaboration Program Option Package, in which case Senti representatives who have the relevant knowledge and information regarding the Collaboration Program Option Package will meet with BlueRock within [***] thereafter. In addition, no later than [***] following receipt of such package, BlueRock may provide Senti with written notice (A) claiming that the Collaboration Program Option Package is incomplete and requesting that Senti provide specifically identified data or information that Senti was required to deliver to BlueRock as part of the Collaboration Program Option Package and that BlueRock believes in good faith was missing from such Collaboration Program Option Package (such data or information, “Missing Option Package Data”), or (B) [***]. No later than [***] following receipt from BlueRock of such a written request for Missing Option Package Data [***], Senti shall (i) either provide all Missing Option Package Data to BlueRock, or provide notice to BlueRock that it disputes BlueRock’s claim that the Collaboration Program Option Package was incomplete in accordance with the dispute resolution process under Section 11.2, and (ii) [***].

(c) Upon (i) if BlueRock does not deliver a written request for Missing Option Package Data within the [***] period above, the expiration of such [***] period, (ii) if BlueRock in good faith delivers a written request for Missing Option Package Data within such [***] period and Senti does not dispute BlueRock’s claim that the Collaboration Program Option Package is incomplete, Senti’s delivery to BlueRock of all Missing Option Package Data that was not included in such Collaboration Program Option Package, or (iii) if BlueRock in good faith delivers a written request for Missing Option Package Data within such [***] period and Senti disputes BlueRock’s claim that the Collaboration Program Option Package is incomplete by initiating the dispute resolution process under Section 11.2, and (A) the Executive Officers or the Expert finds that the initial Collaboration Program Option Package is complete, the date [***], or (B) the Executive Officers or the Expert finds that the initial Collaboration Program Option Package was incomplete, Senti’s delivery to BlueRock of all Missing Option Package Data identified by the Executive Officers or in the Expert’s decision (such date, the “Collaboration Program Completion Date”), such Collaboration Program Option Package will be deemed complete.

3.9 Technology Transfer.

(a) Research Technology Transfer to Senti. The Research Plan and related budget shall provide for the disclosure by BlueRock to Senti of such BlueRock Background Know-How or BlueRock Program Know-How to the extent necessary or identified by the Parties as useful to enable Senti to perform its activities under the Research Plan, and BlueRock shall disclose such Know-How in accordance with the Research Plan. Senti shall use such BlueRock Background Know-How or BlueRock Program Know-How so disclosed solely to perform activities assigned to Senti under the Research Plan and not for any other purpose.

(b) Research Technology Transfer to BlueRock. The Research Plan and related budget shall provide for the disclosure by Senti to BlueRock of such Senti Background Know-How or Senti Program Know-How to the extent necessary or identified by the Parties as useful to enable BlueRock to perform its activities under the Research Plan, and Senti shall disclose such Know-How in accordance with the Research Plan; provided that [***], then the Parties will discuss in good faith and the Parties will [***] (such technology transfer under Sections 3.9(a) and (b), the “Research Technology Transfer”). Senti shall notify BlueRock when Senti believes in good faith that it has completed each portion of the Research Technology Transfer provided for in the Research Plan. Such portion of the Research Technology Transfer shall be deemed to be complete [***] after Senti’s notice, unless BlueRock notifies Senti in good faith within such [***] period that it requires transfer of additional specifically identified Senti Background Know-How or Senti Program Know-How in order to perform the related activities under the Research Plan. If BlueRock does provide such notice to Senti, such portion of the Research Technology Transfer shall be deemed to be complete (i) if Senti does not dispute BlueRock’s claim that such portion of Research Technology Transfer is incomplete or necessary or useful to perform the related Research Plan activities, when Senti has transferred such additional Senti Background Know-How or Senti Program Know-How and delivers to BlueRock notice thereof, or (ii) if Senti disputes BlueRock’s claim that such portion of the Research Technology Transfer was incomplete or necessary to perform the related Research Plan activities by initiating the dispute resolution process under Section 11.2, (A) if the Executive Officers or the Expert finds that such portion of the Research Technology Transfer was complete, on the date [***] or (B) if the Executive Officers or the Expert finds that such portion of the Research Technology Transfer was incomplete, when [***]. BlueRock shall use such Senti Background Know-How or Senti Program Know-How so transferred solely to perform activities assigned to BlueRock under the Research Plan and not for any other purpose unless BlueRock’s license pursuant to Section 4.1(b)(iii) becomes effective, in which case BlueRock may also use such Sent Background Know-How or Senti Program Know-How solely in accordance with such license.

(c) Evaluation Technology Transfer. Prior to or promptly following Senti’s delivery to BlueRock of the Collaboration Program Option Package for a Collaboration Program, Senti shall transfer to BlueRock any Senti Background Know-How or Senti Program Know-How that has not been previously transferred to BlueRock and is reasonably necessary to enable BlueRock to evaluate the results of such Collaboration Program and such Collaboration Program Option Package (the “Evaluation Technology Transfer”). BlueRock may request, by notice provided to Senti within [***] after Senti’s delivery of the Collaboration Program Option Package, [***]. Senti shall notify BlueRock when Senti believes in good faith that it has completed the Evaluation Technology Transfer. The Evaluation Technology Transfer shall be deemed to be complete [***] after Senti’s notice, unless BlueRock notifies Senti in good faith within such [***] period that [***] such Collaboration Program and such Collaboration Program Option Package, which notice shall [***]. If BlueRock does provide such notice to Senti, the Evaluation Technology Transfer shall be deemed to be complete (i) if Senti does not dispute BlueRock’s claim that the Evaluation Technology Transfer is incomplete, when Senti has transferred such additional Senti Background Know-How or Senti Program Know-How and delivers to BlueRock notice thereof, or (ii) if Senti disputes BlueRock’s claim that the Evaluation Technology Transfer was incomplete by initiating the dispute resolution process under Section 11.2, (A) if the Executive Officers or the Expert finds that the initial Evaluation Technology Transfer was complete, on the date [***] or (B) if the Executive Officers or the Expert finds that the initial Evaluation Technology Transfer was incomplete, when [***]. BlueRock shall use such Senti Background Know-How or Senti Program Know-How so transferred solely to evaluate the results and activities of such Collaboration Program and such Collaboration Program Option Package, as applicable, and not for any other purpose.

3.10 Materials.

(a) Use Restrictions. Each Party may transfer to the other Party (the “Recipient Party”) certain biological or chemical materials or sequences pursuant to this Agreement (“Materials”). The Recipient Party shall use the Materials provided by the other Party solely to perform activities assigned to the Recipient Party under the Research Plan and, where BlueRock is the Recipient Party, to evaluate the results of the applicable Collaboration Program and such Collaboration Program Option Package, as applicable, and in each case not for any other purpose. The Recipient Party shall not transfer any Materials provided by the other Party to any Third Party without the other Party’s prior written consent. Other than as necessary for the performance of activities under the Research Plan, the Recipient Party shall not, and shall cause any transferees to not, copy, reproduce, synthesize, disassemble, reverse engineer, or attempt to disassemble or reverse engineer (including via sequencing techniques), any Materials provided by the other Party without the other Party’s prior written consent. The Parties will enter into material transfer agreements governing the use of Materials as either Party may determine to be necessary or desirable in relation to the provision of Materials for activities under this Agreement.

(b) Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL MATERIALS PROVIDED ARE PROVIDED “AS IS” AND THE PROVIDING PARTY PROVIDES NO REPRESENTATIONS OR WARRANTIES FOR THE SENTI MATERIALS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

4. LICENSES; OPTION; ROFN

4.1 Research Licenses.

(a) License Grant to Senti. Subject to the terms and conditions of this Agreement, during the Research Term, BlueRock hereby grants to Senti a non-exclusive, non-transferable (except as set forth in Section 12.6) license, under the BlueRock Background IP that is necessary or useful to perform the activities assigned to Senti under the Research Plan, BlueRock Platform Improvements and BlueRock Other Program IP, solely to conduct the activities assigned to Senti under the Research Plan.

(b) License Grant to Blue Rock. Subject to the terms and conditions of this Agreement:

(i) Senti hereby grants to BlueRock a non-exclusive, non-transferable (except as set forth in Section 12.6) license, under the Senti Background IP that is necessary or useful to perform the activities assigned to BlueRock under the Research Plan, Senti Platform Improvements and Senti Other Program IP, solely to conduct the activities assigned to BlueRock under the Research Plan from the Effective Date until the later of (A) the expiration of the Research Term and (B) the completion of BlueRock’s activities under the Research Plan, but no later than the expiration of the Option Exercise Period;

(ii) Senti hereby grants to BlueRock a non-exclusive, non-transferable (except as set forth in Section 12.6) license, under the Senti Background IP, Senti Platform Improvements and Senti Other Program IP, solely to evaluate the results of such Collaboration Program and such Collaboration Program Option Package from the Effective Date until the expiration of the Option Exercise Period; and

(iii) if Senti materially breaches its diligence obligations under Section 3.3 and fails to cure such breach (unless any such breach has been disputed by Senti with such dispute resolved in Senti’s favor pursuant to the dispute resolution process under Section 11.2) in accordance with Section 3.3, then Senti will grant and hereby grants to BlueRock, effective upon expiration of the cure period specified in Section 3.3 or, in the event of a dispute of a breach, resolution of the dispute in BlueRock’s favor pursuant to the dispute resolution process under Section 11.2, a non-exclusive, non-transferable (except as set forth in Section 12.6) license, under [***], solely to conduct the activities assigned to Senti under the Research Plan that were not already performed by Senti, [***]; provided that [***].

For clarity, (A) the licenses in this Section 4.1 [***], and (B) BlueRock does [***] as part of its activities to evaluate the results of such Collaboration Program or Collaboration Program Option Package.

For clarity, the foregoing licenses shall automatically terminate upon the expiration or termination of this Agreement.

(c) Subcontractors. Each Party shall have the right to grant sublicenses under the license granted to such Party in Section 4.1(a) or Section 4.1(b), as applicable, to its Affiliates (except as set forth in Sections 4.4(d)(i) and 4.4(d)(ii)) and Subcontractors, without the other Party’s prior written consent, subject to the terms and conditions set forth in Section 3.5.

4.2 BlueRock Option in the Primary Field.

(a) Option Grant. On a Collaboration Program-by-Collaboration Program basis, Senti hereby grants to BlueRock an exclusive option (each an “Option”) to negotiate in accordance with this Section 4.2 and enter into a written license agreement substantially in the form of Exhibit C pursuant to which BlueRock would receive [***] license set forth in Section [***], under certain intellectual property rights Controlled by Senti, including [***] with respect to Option Products containing [***].

(b) Option Exercise. BlueRock may exercise its Option for any Collaboration Program by providing written notice (“Option Notice”) to Senti during the applicable Option Exercise Period. The Option Notice shall specify the Collaboration Program for which BlueRock exercises the Option. Upon exercise of the Option by BlueRock for a Collaboration Program, for a period of up to [***] thereafter or other period mutually agreed by the Parties (the “Negotiation Period”), the Parties shall negotiate in good faith to agree upon the financial terms of a commercial license and upon reaching agreement upon such financial terms, shall enter into a written license agreement substantially in the form of Exhibit C that incorporates the agreed upon financial terms (such license agreement, a “Commercial License”).

(c) Baseball Arbitration. If the Parties do not agree upon the financial terms for the Commercial License by the end of the Negotiation Period, then either Party may request, within [***] following the end of the Negotiation Period, to determine such financial terms by baseball arbitration in accordance with the process set forth in Exhibit D. Within [***] after the independent expert panel renders its decision on the financial terms in accordance with Exhibit D, BlueRock may notify Senti of its acceptance of the independent expert panel’s decision, in which case the Parties will enter into a Commercial License that includes the financial terms determined by such independent expert panel.

(d) Senti’s Rights to Non-Licensed Collaboration Programs. If BlueRock does not exercise its Option with respect to a particular Collaboration Program before the end of the applicable Option Exercise Period, or enter into the Commercial License before the end of the applicable Negotiation Period, or, if applicable, the [***] period after the independent expert panel renders its decision, then Senti shall be free to develop and commercialize, in the applicable Primary Field in the Territory, Option Products containing or comprising Option Programmed Cells that express or incorporate an Option Gene Circuit developed under such Collaboration Program and to grant licenses for such development and commercialization, in each case without any obligations to BlueRock.

4.3 BlueRock Right of First Negotiation in the Secondary Field.

(a) Grant. On a Collaboration Program-by-Collaboration Program basis, Senti hereby grants to BlueRock a right of first negotiation to obtain a license, under (i) the Senti Background IP that is [***] to research, develop and manufacture, in the Secondary Field in the Territory, Efficacy Gene Circuits developed under such Collaboration Program (including for such Efficacy Gene Circuit to function in ROFN Programmed Cells [***]) and to commercialize, in the Secondary Field in the Territory, such Efficacy Gene Circuits as components of ROFN Programmed Cells contained in ROFN Products, and (ii) the Senti Platform Improvements, Senti Other Program IP and Joint Other Program IP that are [***] for (A) the research, develop or manufacture, in the Secondary Field in the Territory, of Efficacy Gene Circuits developed under such Collaboration Program (including for such Efficacy Gene Circuit to function in ROFN Programmed Cells [***]) and the commercialization, in the Secondary Field in the Territory, of such Efficacy Gene Circuits as components of ROFN Programmed Cells contained in ROFN Products, and (B) the development and manufacture, in the applicable Secondary Field in the Territory, of [***] to express or incorporate an Efficacy Gene Circuit under such Collaboration Program [***] ROFN Programmed Cells for development and commercialization in such Secondary Field pursuant to (A) above, in each case ((i) and (ii)), (1) to research, develop, manufacture or commercialize, in the Secondary Field in the Territory, an Efficacy Gene Circuit developed under such Collaboration Program as a component of a ROFN Programmed Cell contained in a ROFN Product, and (2) the development and manufacture, in the applicable Secondary Field in the Territory, of [***] to express or incorporate an Efficacy Gene Circuit developed under such Collaboration Program [***] ROFN Programmed Cells for development and commercialization in such Secondary Field pursuant to (1) above (collectively, the “ROFN”).

(b) Trigger. On a Collaboration Program-by-Collaboration Program basis, the ROFN will expire at the end of the Option Exercise Period and will be triggered if (i) [***], Senti receives a bona fide proposal of terms from a Third Party to grant any rights to such Third Party that would be within the scope of the ROFN, and Senti wishes to engage in negotiations with such Third Party regarding such grant of rights (but shall not do so without first complying with this Section 4.3), or (ii) [***]; such notice shall identify the particular ROFN Programmed Cells and Efficacy Gene Circuit for which BlueRock wishes to obtain such a grant of rights.

(c) Exercise; Exclusive Negotiation. Upon Senti’s written notice to BlueRock that Senti has decided to negotiate with such Third Party regarding such grant of rights to such Third Party pursuant to Section 4.3(a)(i) (which notice will [***] for such ROFN Product), BlueRock will have [***] to decide whether to exercise the ROFN. If BlueRock decides to exercise the ROFN upon written notice to Senti within such [***] period or [***], then the Parties will have [***] following BlueRock’s written notice to negotiate exclusively and in good faith for a license agreement (the “ROFN License”).

(d) ROFN Expiration; Surviving Rights. In the event that (i) BlueRock does not exercise the ROFN within such [***] period after Senti’s written notice or otherwise provide notice to exercise the ROFN under Section 4.3(a)(ii), or (ii) the Parties fail to enter into a ROFN License within such [***] period after BlueRock’s written notice to Senti and prior to the end of the Research Term (collectively, the “ROFN Expiration”), Senti will have the right to freely enter a transaction with a Third Party that grants rights covered under the ROFN with respect to the applicable Collaboration Program (but not with respect to any additional rights that would be covered by the ROFN without first complying with this Section 4.3); provided that upon a ROFN Expiration related to Section 4.3(d)(ii), such transaction entered into by Senti [***]. If Senti does not execute a transaction with a Third Party [***], except that if BlueRock [***]. In the event that the Parties enter into a non-exclusive ROFN License within the [***] period after BlueRock’s original written notice to Senti, Senti will have the right to freely enter a transaction with a Third Party that [***] covered under the ROFN with respect to the applicable Collaboration Program.

4.4 Exclusivity.

(a) Senti Exclusivity in the Primary Field. On a Collaboration Program-by-Collaboration Program basis, starting from the Effective Date and continuing until (i) the expiration of (A) the Option without BlueRock having exercised the Option, or (B) the later of (1) [***] after the end of the applicable Negotiation Period if neither Party requests baseball arbitration in accordance with Section 4.2(c) during such [***] period, and (2) if either Party requests baseball arbitration in accordance with Section 4.2(c) during such [***] period, the [***] period after the independent expert panel renders its decision pursuant to Section 4.2(c), in each case ((B)(1) and (B)(2)), without BlueRock having entered into an exclusive Commercial License or (ii) if BlueRock exercises the Option and takes an exclusive Commercial License for such Collaboration Program, for [***] after (X) [***], the date when all Research Plan activities for such Collaboration Program have been completed, or (Y) [***], the execution of such Commercial License, subject to Section 4.4(d), neither Senti nor any of its Affiliates will, on its own or in collaboration with any Third Party or through enabling any Third Party, except for the performance of such Collaboration Program, [***] to research, develop or commercialize, in the applicable Primary Field in the Territory, cell therapy products that incorporate the applicable Option Programmed Cells that express or incorporate the applicable type of Gene Circuit from such Collaboration Program (as specified in Exhibit A); provided that if (1) the Option Exercise Period expires without BlueRock exercising an Option for such Collaboration Program, (2) BlueRock exercises an Option for such Collaboration Program and the Parties enter into a non-exclusive Commercial License, or (3) BlueRock exercises an Option for such Collaboration Program and the Parties do not enter into any Commercial License within the applicable time periods set forth in Section 4.2(b) or Section 4.2(c), the foregoing exclusivity shall terminate for such Collaboration Program.

(b) Senti Exclusivity in the Secondary Field. On a Collaboration Program-by-Collaboration Program basis, from the Effective Date until the later of (i) the twelve (12) month anniversary of the Effective Date and (ii) the achievement of [***] for such Collaboration Program, subject to Section 4.4(d), neither Senti nor any of its Affiliates will, on its own or in collaboration with any Third Party or through enabling any Third Party, except for the performance of such Collaboration Program, [***] to research, develop or commercialize, in the Secondary Field in the Territory, cell therapy products that incorporate [***] to express or incorporate the applicable type of Gene Circuit from such Collaboration Program.

(c) BlueRock Exclusivity. On a Collaboration Program-by-Collaboration Program basis, during the Research Term, neither BlueRock nor any of its Affiliates that are controlled by BlueRock will, on its own or in collaboration with any Third Party or through enabling any Third Party, except for the performance of such Collaboration Program, research, develop, or commercialize, in the Field in the Territory, any Option Gene Circuit for such Collaboration Program.

(d) Exceptions.

(i) In the event that (A) after the Effective Date and prior to the expiration of the applicable exclusivity obligations set forth in Section 4.4(a) or 4.4(b), a Third Party becomes an Affiliate of Senti as a result of a transaction that results in a Change of Control of Senti, and (B) as of the closing date of such transaction, such Third Party is engaged in the conduct of a program that involves activities that would otherwise breach such exclusivity obligations once such Third Party becomes an Affiliate of Senti, then such Affiliate may continue to conduct such program without breaching the obligations of Section 4.4(a) or Section 4.4(b), as applicable, provided that [***]. Notwithstanding anything in this Agreement to the contrary, [***].

(ii) In the event that (A) after the Effective Date and prior to the expiration of the applicable exclusivity obligations set forth in Section 4.4(a) or 4.4(b), a Third Party becomes an Affiliate of Senti as a result of a transaction that does not result in a Change of Control of Senti, and (B) as of the closing date of such transaction, such Third Party is engaged in the conduct of a program that involves activities that would otherwise breach such exclusivity obligation once such Third Party becomes an Affiliate of Senti, then, [***], such Affiliate may conduct such program and activities without breaching the obligations of Section 4.4(a) or Section 4.4(b), as applicable, provided that [***]. Notwithstanding anything in this Agreement to the contrary, [***].

(iii) In the event that (A) after the Effective Date and prior to the expiration of the applicable exclusivity obligations set forth in Section 4.4(c), a Third Party becomes an Affiliate of BlueRock as a result of a transaction that does not result in a Change of Control of BlueRock, and (B) as of the closing date of such transaction, such Third Party is engaged in the conduct of a program that involves activities that would otherwise breach such exclusivity obligation once such Third Party becomes an Affiliate of BlueRock, then, [***], such Affiliate may conduct such program and activities without breaching the obligations of Section 4.4(c), provided that [***]. For the avoidance of doubt, [***]. Notwithstanding anything in this Agreement to the contrary, [***].

4.5 Senti Third Party Agreement.

(a) Upon Senti’s receipt of a proposal of terms from or delivery of proposed terms to a Third Party pursuant to which Senti would obtain a license, under Intellectual Property Rights that would, if Controlled by Senti, be Senti Background IP, to research, develop and manufacture, in the applicable Primary Field in the Territory, Option Gene Circuits developed under a Collaboration Program (including for such Option Gene Circuits to function in the applicable Option Programmed Cells or pluripotent stem cells that will be differentiated into Option Programmed Cells) and to commercialize, in the applicable Primary Field in the Territory, such Option Gene Circuits as components of the applicable Option Programmed Cells contained in Option Products, Senti will notify BlueRock, which notification will include [***] ([***], a “Senti Third Party Agreement Summary”). Following BlueRock’s receipt of the Senti Third Party Agreement Summary, the Parties will discuss in good faith the Senti Third Party Agreement Summary and, if BlueRock notifies Senti that it is interested in obtaining a sublicense to such Intellectual Property Rights as Senti Background IP at the time of entry into a Commercial License, the Parties will agree on [***]. If BlueRock notifies Senti that it is willing to be bound by the terms of the Senti Third Party Agreement Summary (or materially similar terms) and be responsible for [***], then (A) Senti will keep BlueRock informed on the status of negotiations with the applicable Third Party, (B) Senti will [***], and (C) Senti will [***]. Prior to execution of the Senti Third Party Agreement, Senti will [***], and, within [***] Days of receipt of such information or other mutually agreed time period, BlueRock will either (x) [***], or (y) [***].

(b) Notwithstanding the foregoing, Senti may enter into Senti Third Party Agreements without complying with Section 4.5(a), in which case BlueRock will [***]. In such case, promptly after Senti enters into a new Senti Third Party Agreement pursuant to which it obtains a license, under Intellectual Property Rights that would, if Controlled by Senti, be Senti Background IP, to research, develop and manufacture, in the applicable Primary Field in the Territory, Option Gene Circuits developed under a Collaboration Program (including for such Option Gene Circuits to function in the applicable Option Programmed Cells [***]) and to commercialize, in the applicable Primary Field in the Territory, such Option Gene Circuits as components of the applicable Option Programmed Cells contained in Option Products, Senti will provide BlueRock with (i) a copy of the executed Senti Third Party Agreement (which may include redactions of confidential information that is not necessary for BlueRock to evaluate its potential obligations under such Senti Third Party Agreement) and (ii) identification of the specific terms of the Senti Third Party Agreement ([***]) that BlueRock would be responsible for complying with if it were to receive a sublicense thereunder at the time of entry into a Commercial License for such Option Gene Circuits. Within [***] of receipt of such information, BlueRock will (A) notify Senti that it wants to receive a sublicense to [***], or (B) notify Senti that it does not wish to receive a sublicense of [***].

4.6 No Other Rights. Each Party acknowledges that the licenses, options and other rights granted to it under this Article 4 and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever with respect to any Intellectual Property Right of the other Party is granted whether by implication, estoppel, reliance, or otherwise, by the other Party to such Party. All rights that are not specifically granted herein are reserved to and retained by the possessing Party.

5. PAYMENTS

5.1 Research Payments to Senti. Within [***] following the end of each Calendar Quarter during the Research Term in which Senti incurs FTE costs or out-of-pocket expenses for which it is entitled to reimbursement from BlueRock pursuant to Section 3.4, Senti shall provide to BlueRock an invoice setting forth such FTE costs and out-of-pocket costs. BlueRock shall pay such invoice within [***] of receipt thereof unless BlueRock provides Senti with notice of BlueRock’s good faith dispute regarding the invoice within [***] of receipt, in which case (a) BlueRock shall pay the undisputed portion of such invoice within [***] of receipt thereof, (b) the Parties shall work in good faith to resolve such dispute promptly, and (c) BlueRock shall pay the remaining amount owed as a result of such resolution within [***] of such resolution.

5.2 Currency. All payments to be made by BlueRock to Senti under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from Senti.

5.3 Taxes. Each Party shall be responsible for its own taxes, duties, levies, imposts, assessments, deductions, fees, withholdings or similar charges imposed on or measured by net income or overall gross income (including branch profits), gross receipts, capital, ability or right to do business, property, and franchise or similar taxes pursuant to Applicable Law. Each Party may deduct and withhold from payments any amounts it is required to deduct and withhold pursuant to Applicable Law, which such amounts shall be treated as having been paid hereunder.

5.4 Interest. BlueRock shall pay Senti interest on any undisputed payments that are not paid on or before the due date under this Agreement [***], or the maximum applicable legal rate, if less, calculated based on the total number of days payment is delinquent.

6. INTELLECTUAL PROPERTY

6.1 Ownership.

(a) Background IP. Subject to the licenses granted under Section 4.1(b), Senti will retain all rights, title, and interests in and to Senti Background IP. Subject to the license granted under Section 4.1(a), BlueRock will retain all rights, title, and interests in and to BlueRock Background IP.

(b) Program IP.

(i) Disclosure. Each Party shall promptly notify the other Party in writing of any Program IP generated or developed by or on behalf of such Party, no later than the date of the first JSC meeting thereafter.

(ii) Platform Improvements. Senti shall own all rights, title and interest in all Program IP that is [***] the Senti Platform that was disclosed by Senti to BlueRock prior to such Program IP being generated or developed (“Senti Platform Improvements”); provided that Senti Platform Improvements shall [***]. BlueRock shall assign and hereby assigns to Senti all of BlueRock’s right, title and interest in and to all Senti Platform Improvements. Senti hereby grants to BlueRock a non-exclusive, royalty-free, fully paid, perpetual, irrevocable, sublicensable, worldwide license to any Senti Platform Improvement generated or developed by or on behalf of BlueRock that [***]. BlueRock shall own all rights, title and interest in all Program IP that is [***] the BlueRock Platform that was disclosed by BlueRock to Senti prior to such Program IP being generated or developed (“BlueRock Platform Improvements”). Senti shall assign and hereby assigns to BlueRock all of Senti’s right, title and interest in and to all BlueRock Platform Improvements. Program IP that relates to both the Senti Platform and the BlueRock Platform, and that cannot be separated into Program IP that solely relates to the Senti Platform and Program IP that solely relates to the BlueRock Platform, shall be deemed “Other Program IP” in accordance with Section 6.1(b)(iii).

(iii) Other Program IP. Ownership of all Program IP other than BlueRock Platform Improvements and Senti Platform Improvements (“Other Program IP”) shall be based on inventorship, as determined in accordance with the rules of inventorship under United States patent laws, such that (A) Senti shall solely own all rights, title and interest in all Other Program IP developed solely by or on behalf of Senti personnel (“Senti Other Program IP”), (B) BlueRock shall solely own all rights, title and interest in all Other Program IP developed solely by or on behalf of BlueRock (“BlueRock Other Program IP”), and (C) the Parties shall jointly own all rights, title and interest in all Other Program IP that is jointly developed by or on behalf Senti and BlueRock (“Joint Other Program IP”). Each Party shall own an undivided half interest in all Joint Other Program IP, including any Program Patents claiming any Know-How included in such Joint Other Program IP (“Joint Patents”). Subject to Sections 4.1-4.4, each Party shall be entitled to practice, license, assign and otherwise practice and license the Joint Other Program IP without any duty of accounting to or seeking consent from the other Party.

(iv) Further Assurances. Each Party agrees to execute all papers and otherwise agrees to assist the other Party as reasonably required, to perfect in the other Party the rights, title and other interests owned by such Party under this Section 6.1 and Intellectual Property Rights relating thereto, as applicable.

6.2 Patent Prosecution.

(a) Senti Patents. As between the Parties, and except as may otherwise be set forth in a Commercial License, Senti will be solely responsible, at its own cost, and at its discretion, for the Prosecution of any Patents claiming (i) Senti Background IP, (ii) Senti Platform Improvements, or (iii) Senti Other Program IP (collectively, the “Senti Patents”). Upon filing any Senti Patent that covers any Senti Platform Improvement or Senti Other Program IP, Senti shall provide BlueRock a copy thereof, and Senti shall on an ongoing basis notify BlueRock of any deadlines for filing separate divisional or continuation Patents from any such Senti Patent with claims that [***] (such Patents, “Product-Specific Patents”) in a country. Upon BlueRock’s reasonable request, Senti shall file such Product-Specific Patents; [***].

(b) BlueRock Patents. As between the Parties, BlueRock will be solely responsible, at its own cost, and at its discretion, for the Prosecution of any Patents claiming (i) BlueRock Background IP, (ii) BlueRock Platform Improvements, or (iii) BlueRock Other Program IP (collectively, the “BlueRock Patents”).

(c) Joint Patents. As between the Parties, (i) Senti shall have the first right, but not the obligation, to Prosecute any Joint Patents [***] (the “Senti Prosecuted Joint Patents”), (ii) BlueRock shall have the first right, but not the obligation, to Prosecute any Joint Patents [***] (the “BlueRock Prosecuted Joint Patents”), and (iii) with respect to all Joint Patents other than the Senti Prosecuted Joint Patents and the BlueRock Prosecuted Joint Patents (the “Other Joint Patents”), either Party may propose to the JSC to Prosecute an Other Joint Patent, and upon receipt of such proposal, on an Other Joint Patent-by-Other Joint Patent basis, the JSC shall confer and discuss in good faith to determine which of the Parties shall have the first right, but not the obligation, to Prosecute any such Other Joint Patent (the Party responsible for Prosecuting a Senti Prosecuted Joint Patent, BlueRock Prosecuted Joint Patent or Other Joint Patent (as applicable), the “Joint Patent Prosecution Party”). The costs for the Prosecution of the Joint Patents shall be [***]. The Joint Patent Prosecution Party shall consult with the other Party and keep such other Party reasonably informed of the status of the Prosecution of the applicable Joint Patent, and shall promptly provide the other Party with material correspondences received from any patent authorities in connection therewith. Further, the Joint Patent Prosecution Party shall promptly provide the other Party with drafts of all proposed material filings and correspondences to any patent authorities with respect to the applicable Joint Patents for the other Party’s review and comment prior to the submission of such proposed filings and correspondences. The Joint Patent Prosecution Party shall confer with the other Party and shall take into consideration the other Party’s comments in relation to such Prosecution, and shall use reasonable efforts to implement any reasonable changes requested by the other Party towards the objective of optimizing overall patent protection for such applicable Joint Patents prior to submitting such filings and correspondences, provided that the other Party shall provide such comments within [***] of receiving the draft filings and correspondences from the Joint Patent Prosecution Party. If the other Party does not provide comments within such period of time, then the other Party shall be deemed to have no comment to such proposed filings or correspondences. In the event that the Joint Patent Prosecution Party desires to abandon or cease the Prosecution of any applicable Joint Patent, the Joint Patent Prosecution Party shall provide reasonable prior written notice (in any event no later than [***] prior to the next deadline for any action in the relevant patent office) to the other Party of such intention to abandon Prosecution thereof. In such case, upon written notice to the Joint Patent Prosecution Party, the other Party may, at its sole discretion, elect to continue the Prosecution of any applicable Joint Patent, at its sole cost and expense and by counsel of its own choice.

(d) Cooperation. Each Party shall provide the other Party all reasonable assistance and cooperation in connection with the Prosecution activities under this Section 6.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such Prosecution, without further compensation or consideration of any kind. The Party assuming such Prosecution responsibilities shall have the right to engage its own counsel to perform such activities.

6.3 Patent Enforcement.

(a) Notice. If either Party becomes aware of any alleged or threatened infringement by any Third Party of any Senti Patent, Joint Patent or BlueRock Patent, including any declaratory judgment, interference, inter partes review, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Senti Patents, Joint Patents or BlueRock Patents (collectively, “Infringement”), such Party shall promptly notify the other Party thereof. The Parties shall consult with each other regarding any actions to be taken with respect to such Infringement, including sharing all information available to it regarding such alleged Infringement.

(b) Senti Patents. As between the Parties, and except as may otherwise be set forth in a Commercial License, Senti will have the sole right, but not the obligation, to enforce any Senti Patent against any Infringement thereof, at its sole expense.

(c) BlueRock Patents. As between the Parties, BlueRock will have the sole right, but not the obligation, to enforce any BlueRock Patent against any Infringement thereof, at its sole expense.

(d) Joint Patents. As between the Parties, Senti shall have the first right, but not the obligation, to bring and control any legal action in connection with the Infringement of any Senti Prosecuted Joint Patent, at its sole expense and discretion. As between the Parties, BlueRock shall have the first right, but not the obligation, to bring and control any legal action in connection with the Infringement of any BlueRock Prosecuted Joint Patent, at its sole expense and discretion. Promptly after a Party notifies the other Party of an Infringement of an Other Joint Patent, the JSC shall confer and discuss in good faith to determine which of the Parties shall have the first right, but not the obligation, to bring and control any legal action in connection with such Infringement of such Other Joint Patent, at its sole expense and discretion (the Party responsible for bringing any legal action in connection with the Infringement of a Senti Prosecuted Joint Patent, BlueRock Prosecuted Joint Patent or Other Joint Patent (as applicable), the “Joint Patent Enforcing Party”). The non-enforcing Party shall have the right to be represented in any such action by counsel of its choice. The Joint Patent Enforcing Party shall keep the non-enforcing Party reasonably informed as to the status of, and all material developments in, such action, and shall consider in good faith and incorporate such non-enforcing Party’s input regarding the strategy and handling of such enforcement activities, including [***]. In addition, the Joint Patent Enforcing Party shall provide the non-enforcing Party with drafts of all such pleadings and other material filings, and shall in good faith incorporate all reasonable comments to the same by the Joint Patent Enforcing Party before filing such papers. The non-enforcing Party shall provide the Joint Patent Enforcing Party reasonable assistance in such enforcement under this Section 6.3(d), at the Joint Patent Enforcing Party request and expense, including joining such action as a party plaintiff if required by Applicable Law to continue such action. If the Joint Patent Enforcing Party fails to take any steps to address an Infringement within [***] after the date the JSC determines the Joint Patent Enforcing Party, then the other Party may, upon written notice to the Joint Patent Enforcing Party, to bring and control any legal action in connection with such Infringement, at its sole cost and expense and by counsel of its own choice. The Party enforcing the applicable Joint Patent against such Infringement shall not enter into any settlement admitting the invalidity of, or otherwise impairing the non-enforcing Party’s rights in, such Joint Patent, without the prior written consent of the non-enforcing Party, such consent not to be unreasonably withheld, conditioned or delayed. Any recoveries obtained by either Party in connection with the enforcement activities under this Section 6.3(d) will be allocated as follows: [***].

(e) Cooperation. Each Party shall provide the other Party all reasonable assistance and cooperation in connection with the enforcement activities under this Section 6.3, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required including if reasonably beneficial for the action. In addition, Senti will confer with BlueRock with respect to the enforcement of the Infringement of any Patents claiming Senti Platform Improvements and Senti Other Program IP that claim an Option Gene Circuit, and consider in good faith any of BlueRock’s comments with respect thereto.

6.4 CREATE Act. Notwithstanding anything to the contrary in this Article 6, neither Party will have the right to make an election under the CREATE Act when exercising its rights under this Article 6 without the prior written consent of the other Party, which will not be unreasonably withheld, conditioned or delayed. With respect to any such permitted election, the Parties will use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.

7. CONFIDENTIALITY

7.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, during the Term and for [***] thereafter, the Receiving Party shall not (a) publish or otherwise disclose to any Third Party or (b) use for any purpose, other than to exercise its rights or fulfill its obligations under this Agreement, any Confidential Information disclosed by or on behalf of the Disclosing Party. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own, but no less than reasonable care. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information.

7.2 Exceptions. Notwithstanding the foregoing, the obligations of non-disclosure and non-use set forth in Section 7.1 shall not apply to any information that the Receiving Party can demonstrate by competent written evidence: (a) is now or hereafter becomes generally known or available through no act or failure to act on the part of the Receiving Party or its Affiliates; (b) is known by the Receiving Party or its Affiliate at the time of receiving such information, as evidenced by the Receiving Party’s or its Affiliate’s contemporaneous written records; (c) is hereafter lawfully furnished to the Receiving Party or its Affiliate on a non-confidential basis by a Third Party without breaching any obligation such Third Party may have to the Disclosing Party; or (d) is independently discovered or developed by the Receiving Party or its Affiliate without the use of or reference to Confidential Information of the Disclosing Party, as evidenced by the Receiving Party’s or its Affiliate’s contemporaneously-maintained written records.

7.3 Authorized Disclosure. Notwithstanding the provisions of Section 7.1, each Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is necessary in the following instances:

(a) filing or prosecuting Patents as permitted by this Agreement;

(b) prosecuting or defending litigation as permitted by this Agreement;

(c) complying with Applicable Laws;

(d) complying with the listing rules of any exchange on which such Party’s or its Affiliate’s securities are traded;

(e) disclosure to such Party’s Affiliates, and such Party’s and its Affiliates’ employees, agents, consultants, subcontractors and other representatives (collectively, the “Representatives”), who have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that (i) any such Affiliate or Representative agrees to be bound in writing by terms of confidentiality and non-use no less stringent than those set forth in this Article 7, and (ii) the Receiving Party shall be liable for any breach thereof by such Affiliates or Representatives;

(f) disclosure of (i) the terms of this Agreement, or (ii) [***], to such Party’s actual or potential bona fide Third Party investors, acquirers, investment banks, accountants, attorneys, merger candidates, partners, venture capital firms, private equity firms, other financial institutions, or investors, for use of such information for the purpose of evaluating any proposed or carrying out any actual financing or acquisition transaction with such Party, provided, in each case, that any such Third Party agrees to be bound in writing by terms of confidentiality and non-use no less stringent than those set forth in this Article 7 and such Party shall be liable for any breach thereof by such Third Party; and

(g) disclosure of (i) the terms of this Agreement, or (ii) [***], to such Party’s actual or potential bona fide Third Party licensees or sublicensees for use of such information for the purpose of evaluating any proposed or carrying out any actual licensing transaction with such Party, provided that (A) [***], and (B) in each case (i)-(ii) any such Third Party agrees to be bound in writing by terms of confidentiality and non-use no less stringent than those set forth in this Article 7 and such Party shall be liable for any breach thereof by such Third Party.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 7.3(b), Section 7.3(c) or Section 7.3(d), it will, except where impracticable, (i) give reasonable advance notice to the Disclosing Party of such disclosure, (ii) use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts, and (iii) cooperate with any efforts by the Disclosing Party, at the Disclosing Party’s request and expense, to secure confidential treatment of such Confidential Information.

7.4 Public Announcements.

(a) The Parties have agreed upon the content of a joint public announcement of the execution of this Agreement which shall be issued substantially in the form attached hereto as Exhibit E, the release of which the Parties shall coordinate in order to accomplish such release promptly on or after the Effective Date.

(b) After release of such initial press release, if either Party desires to make a public announcement concerning the material terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld or delayed. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 7.4(b), provided such information continues as of such time to be accurate.

(c) The Parties acknowledge that each Party may be obligated to file a copy of this Agreement with the applicable entity having Governmental Authority over such Party’s securities or the exchange thereof, as a material agreement of such Party. Each Party shall be entitled to make such a required filing, provided that it will use best efforts to request confidential treatment of certain commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available to such Party, and to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed. In the event of any such filing, such Party will provide the other Party with a copy of the Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed, and such other Party will as promptly as practical provide any such comments.

7.5 Publication.

(a) Rights. Neither Party shall publish the results of any Collaboration Program prior to the end of the applicable Option Exercise Period without the prior written consent of the other Party. BlueRock shall not publish the results of any Collaboration Program after the end of the applicable Option Exercise Period where the Option for such Collaboration Program expired without exercise, without the prior written consent of Senti. If Senti wishes to publish the results of a Collaboration Program after the end of the applicable Option Exercise Period where the Option for such Collaboration Program expired without exercise, Senti shall notify BlueRock in writing at least [***] prior to any proposed disclosure and Senti shall remove prior to publication any Confidential Information of BlueRock that BlueRock identifies in writing to Senti during such [***] review period.

(b) Cooperation. Authorship of all publications and presentations of data, results or information arising from a Collaboration Program will be based on contributions to such Collaboration Program in accordance with industry standards and journal requirements. Each Party agrees to work in good faith with the other Party with respect to any such publication or presentation reasonably requested by such other Party.

7.6 Equitable Relief. Each Party acknowledges that its breach of this Article 7 will cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated in damages in an action at law. By reasons thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 7 by the other Party.

8. REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party, as of the Effective Date, that:

(a) it is duly organized and validly existing under the laws of the jurisdiction of its incorporation, and it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(b) this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and

(c) except as contemplated by this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of such Party in connection with the valid execution, delivery and performance of this Agreement.

8.2 Senti Representations and Warranties. Senti represents and warrants to BlueRock, as of the Effective Date, that:

(a) it has not granted to any Third Party any rights under the Senti Background IP that [***]. The Senti Background IP is not subject to any liens or encumbrances. No patent application or registration within the Senti Patents is subject of any pending interference, opposition, cancellation or patent protest;

(b) it has full right and authority to grant the Options, licenses and rights granted under this Agreement; and Senti does not own any Patent or Know-How that would be included in the Senti Background IP but for Senti not Controlling such Patent or Know-How;

(c) to Senti’s knowledge as of the Effective Date, there are no judgments or settlements against or owed by Senti or any of its Affiliates with respect to the Senti Background IP, and there is no action, claim, demand, suit, proceeding, arbitration, citation, summons, subpoena or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of Senti, threatened against Senti or any of its Affiliates relating to the transactions contemplated by this Agreement;

(d) [***];

(e) all current and former officers, employees, agents and consultants of Senti or any of its Affiliates who are inventors of or have otherwise contributed in a material manner to the creation or development of any Senti Background IP have executed and delivered to Senti or such Affiliate an assignment to Senti or such Affiliate of such officer’s, employee’s, agent’s or consultant’s rights, title and interest to such Senti Background IP; and

(f) except as disclosed by Senti prior to the Effective Date, to Senti’s knowledge as of the Effective Date, [***].

8.3 BlueRock Representations and Warranties. BlueRock represents and warrants to Senti, as of the Effective Date, that:

(a) it has not granted to any Third Party any rights under the BlueRock Background IP that would otherwise interfere or be inconsistent with Senti’s rights hereunder;

(b) to BlueRock’s knowledge as of the Effective Date, there are no judgments or settlements against or owed by BlueRock or any of its Affiliates with respect to the BlueRock Background IP existing as of the Effective Date, and there is no action, claim, demand, suit, proceeding, arbitration, citation, summons, subpoena or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of BlueRock, threatened against BlueRock or any of its Affiliates, relating to the transactions contemplated by this Agreement; and

(c) except as disclosed by BlueRock prior to the Effective Date, to BlueRock’s knowledge as of the Effective Date, [***].

8.4 Covenants.

(a) No Debarment. In the course of conducting the Collaboration Programs hereunder, neither Party nor its Affiliates shall use any employee or consultant who has been debarred by any Regulatory Authority, or, to such Party’s or its Affiliates’ knowledge, is the subject of debarment proceedings by a Regulatory Authority. Each Party shall notify the other Party promptly upon becoming aware that any of its or its Affiliates’ employees or consultants has been debarred or is the subject of debarment proceedings by any Regulatory Authority.

(b) Compliance. Each Party and its Affiliates shall comply in all material respects with all Applicable Laws (including all anti-corruption and anti-bribery laws) in relation to the conduct of the Collaboration Programs and performance of its obligations under this Agreement. Each Party and its Affiliates shall, in connection with its activities hereunder, use its best efforts to comply with all applicable (i) Applicable Laws prohibiting the re-export, directly or indirectly, of certain controlled U.S.-origin items without a license to parties located in certain countries or appearing on certain U.S. Government lists of restricted parties; (ii) Applicable Laws prohibiting participation in non-U.S. boycotts that the United States does not support; and (iii) Applicable Laws prohibiting the sale of products to parties from any country subject to U.S. economic sanctions or who are identified on related U.S. Government lists of restricted parties.

(c) IP Assignment; Protection of Confidential Information. Each Party shall cause all officers, employees, agents and consultants of such Party or any of its Affiliates who (i) will be performing activities under the Research Plan or other activities under this Agreement, or (ii) may otherwise have access to any Confidential Information of the other Party, to have in place with such Party or such Affiliate, prior to any performance of such activities or access to such Confidential Information, an agreement regarding (A) the assignment to such Party or such Affiliate of such officer’s, employee’s, agent’s or consultant’s rights, title and interest to any Intellectual Property Rights generated or developed hereunder, and (B) the protection of such Confidential Information.

(d) Third Party Agreements. From the Effective Date until [***], Senti and its Affiliates shall [***]. In addition, Senti will [***].

(e) Third Party IP. Each Party shall promptly notify the other Party if it becomes aware of any Intellectual Property Rights of any Third Party that it believes may be infringed by performance of the Research Plan.

8.5 Warranty Disclaimer. EXCEPT AS SET FORTH IN THIS ARTICLE 8, SENTI AND BLUEROCK EXPRESSLY DISCLAIM ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

9. INDEMNITY; LIABILITY; INSURANCE

9.1 Indemnification by Senti. Senti hereby agrees to indemnify, defend and hold harmless BlueRock and its Affiliates, and its and their respective agents, directors, officers and employees (each, a “BlueRock Indemnitee”) from and against any Claims against any BlueRock Indemnitee to the extent arising out of (a) any negligence or willful misconduct of any Senti Indemnitee, or (b) [***]; or (c) breach of this Agreement (including of any representation or warranty) by Senti. Senti’s obligation to indemnify the BlueRock Indemnitees pursuant to this Section 9.1 shall not apply to the extent that any such Claims arise out of any act or omission for which BlueRock is obligated to indemnify the Senti Indemnitees under Section 9.2.

9.2 Indemnification by BlueRock. BlueRock hereby agrees to indemnify, defend and hold harmless Senti and its Affiliates, and its and their respective agents, directors, officers and employees (each, a “Senti Indemnitee”) from and against any and all Claims against any Senti Indemnitee to the extent arising out of: (a) any negligence or willful misconduct of any BlueRock Indemnitee, or (b) [***]; or (c) breach of this Agreement (including of any representation or warranty) by BlueRock. BlueRock’s obligation to indemnify the Senti Indemnitees pursuant to this Section 9.2 shall not apply to the extent that any such Claims arise out of any act or omission for which Senti is obligated to indemnify the BlueRock Indemnitees under Section 9.1.

9.3 Procedures. The Party claiming indemnity under Section 9.1 or Section 9.2 shall provide the indemnifying Party with prompt written notice of the Claim giving rise to the indemnification obligation pursuant to Section 9.1 or Section 9.2, as applicable, and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that any failure or delay to notify shall not excuse any obligation of the indemnifying Party except to the extent the indemnifying Party is actually prejudiced thereby. The indemnifying Party shall not enter into any settlement that admits fault, wrongdoing or damages (other than monetary damages for which the indemnifying Party is obligated to pay hereunder) without the indemnified Party’s written consent, such consent not to be unreasonably withheld or delayed. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party, provided that the indemnifying Party shall have no obligations with respect to any Claims resulting from the indemnified Party’s admission, settlement or other communication without the prior written consent of the indemnifying Party.

9.4 Insurance. Each Party shall maintain in full force and effect during the Term, and for a period of not less than [***] thereafter, valid and collectible insurance policies providing liability insurance coverage adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated.

9.5 Limitation of Liability. EXCEPT WITH RESPECT TO (A) A BREACH OF EACH PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 7, OR (B) THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 9, IN NO EVENT SHALL (I) EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING LOSS OF PROFITS OR ANTICIPATED SALES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR (II) EITHER PARTY’S TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED THE INITIAL BUDGET AMOUNT.

10. TERM; TERMINATION

10.1 Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect, on a Collaboration Program-by-Collaboration Program basis, until (a) if BlueRock does not exercise its Option for such Collaboration Program, expiration of the Option Exercise Period for such Collaboration Program, and (b) if BlueRock exercises its Option for such Collaboration Program, the earlier of (i) the date that the Parties enter into the Commercial License, (ii) the expiration of the applicable time period for either Party to request baseball arbitration, or for BlueRock to accept the independent expert panel’s decision, under Section 4.2(c), and (iii) the date that the Parties mutually agree to cease negotiations for the Commercial License, in any case unless earlier terminated pursuant to the remainder of this Article 10 (the “Term”).

10.2 Termination by BlueRock. BlueRock may terminate this Agreement in its entirety or on a Collaboration Program-by-Collaboration Program basis at any time or for any reason upon [***] written notice to Senti.

10.3 Termination for Material Breach. Either Party may terminate this Agreement by written notice referencing this Section 10.3 and specifying the breach to the other Party if the other Party is in material breach of this Agreement and has not cured such breach within [***] after notice requesting cure of the breach. Notwithstanding the foregoing, if the breaching Party disputes in good faith the existence, materiality, or failure to cure of any breach, and provides written notice to the other Party of such dispute within the relevant cure period, the other Party will not have the right to terminate this Agreement as a result of such breach, unless and until the relevant dispute has been resolved pursuant to Article 11. During the pendency of such dispute, all the terms of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

10.4 Termination for Insolvency. If, at any time during the Term, (a) a case is commenced by or against either Party under Title 11, United States Code, as amended, or analogous provisions of Applicable Law outside the United States (the “Bankruptcy Code”) and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within [***] after the commencement thereof, (b) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (c) either Party assigns all or a substantial portion of its assets for the benefit of creditors, (d) a receiver or custodian is appointed for either Party’s business, or (e) a substantial portion of either Party’s business is subject to attachment or similar process; then, in any such case of (a)-(e), the other Party may terminate this Agreement upon written notice to the extent permitted under Applicable Law. All rights and licenses granted under or pursuant to this Agreement by each Party to the other Party, as applicable, are and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Article 101(35A) of the Bankruptcy Code. The Parties agree that each Party, as a licensee of such Intellectual Property Rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the Bankruptcy Code or analogous provisions of Applicable Laws outside the United States, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any Intellectual Property Rights licensed to such Party and all embodiments of such Intellectual Property Rights, which, if not already in such Party’s possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon such Party’s written request therefor, unless the Party in the bankruptcy proceeding elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i), following the rejection of this Agreement in the bankruptcy proceeding, upon written request therefor by the other Party. The Parties further agree that, upon the occurrence of a bankruptcy event with respect to a Party, each Party shall have the right to retain and enforce their rights under this Agreement.

10.5 Termination for Patent Challenge. If BlueRock or any of its Affiliates (a) commences or actively, directly and voluntarily participates in any action or proceeding (including any patent opposition or re-examination proceeding), or otherwise asserts any claim, challenging or denying the validity or enforceability of any claim of any Patent Controlled by Senti, or (b) voluntarily assists any other person or entity in bringing or prosecuting any action or proceeding (including any patent opposition or re-examination proceeding) challenging or denying the validity or enforceability of any claim of any such Patent (each of (a) and (b), a “Patent Challenge”), then Senti shall have the right, in its sole discretion, to give notice of termination to BlueRock, and Senti may terminate this Agreement upon [***] written notice to BlueRock; provided that, [***]. The foregoing right to terminate the applicable license shall not apply where the Patent Challenge is the assertion of a defense or counterclaim to an action first brought by Senti against BlueRock or its Affiliates.

10.6 Effect of Termination.

(a) Licenses and Options. Upon any expiration or termination of this Agreement, all licenses and options granted hereunder shall terminate as of the effective date of expiration or termination. If this Agreement expires pursuant to Section 10.1(a), 10.1(b)(ii) or 10.1(b)(iii) or is terminated by BlueRock pursuant to Section 10.2 or by Senti pursuant to Section 10.3, Section 10.4 or Section 10.5, then upon the request of Senti made within [***] of such expiration or termination, the Parties will negotiate in good faith for a period of up to [***] from such request the terms upon which Senti would [***]. If the Parties do not agree upon the terms [***] by the end of such [***] period, then either Party may request, within [***] thereafter, to determine such terms by baseball arbitration in accordance with the process set forth in Exhibit D. Within [***] after the independent expert panel renders its decision on the terms in accordance with Exhibit D, Senti may notify BlueRock of its acceptance of the independent expert panel’s decision, in which case [***], under [***], [***].

(b) Wind-Down. Upon any expiration or termination of this Agreement, the Parties shall cooperate in good faith to wind down any then-ongoing activities under the Collaboration Programs.

(c) Return of Confidential Information and Materials. Upon any expiration or termination of this Agreement, each Party shall destroy all Confidential Information and materials provided to it by the other Party and all copies and embodiments thereof, and shall certify in writing such destruction, except that each Party may retain one copy of the other Party’s Confidential Information solely for archival purposes, provided that any copies of Confidential Information so retained shall continue to be subject to the obligations of non-disclosure and non-use set forth in Article 7.

(d) Accrued Obligations; Survival. Any expiration or termination of this Agreement for any reason shall not release either Party of any obligation or liability which, at the time of such expiration or termination, has already accrued to such Party or which is attributable to a period prior to such expiration or termination. Without limiting the generality of the foregoing, [***], shall survive any termination or expiration of this Agreement.

(e) Non-Exclusive Remedy. Notwithstanding anything herein to the contrary, the termination provisions of this Article 10 shall be without prejudice to other remedies each Party may have at law or in equity.

11. DISPUTE RESOLUTION

11.1 Disputes. If the Parties are unable to resolve any dispute (other than pursuant to Section 3.3, Section 3.8, Section 3.9(b) or Section 3.9(c)) arising out of or in connection with this Agreement, either Party may, by written notice to the other, have such dispute referred to the Executive Officers of each of Senti and BlueRock or their respective equivalents, or designees for attempted resolution by good faith negotiations within [***] after such notice is received. In such event, the Parties shall cause their Executive Officers or their designees to meet and be available to attempt to resolve such issue within such [***]. If the Parties should resolve such dispute, a memorandum setting forth their agreement shall be prepared and signed by both Parties at either Party’s request. If the Parties are unable to resolve any dispute, or if the JSC is unable to resolve any dispute pursuant to Section 2.2(c), such remaining dispute shall be resolved pursuant to Section 11.3.

11.2 Executive Escalation; Expert Resolution. If Senti desires to dispute BlueRock’s claim (a) pursuant to Section 3.8 that a Collaboration Program Option Package was incomplete, (b) pursuant to Section 3.9(b) that the Research Technology Transfer was incomplete, (c) pursuant to Section 3.9(c) that the Evaluation Technology Transfer was incomplete, or (d) pursuant to Section 3.3 that the criteria in Section 3.3(a) through (c) were met, then Senti shall notify BlueRock thereof. In such event, the dispute will be referred to the Executive Officers of each of Senti and BlueRock or their respective equivalents, or designees for attempted resolution by good faith negotiations within [***] after such notice is received. If the Parties are unable to resolve such dispute within a period of [***], or other mutually agreed period, from the commencement of such good faith negotiations, either Party may initiate the Expert resolution process under this Section 11.2 by delivering a notice to the other Party. Promptly following Senti’s delivery of such notice to initiate the Expert resolution process, the Parties shall in good faith and use diligent efforts to mutually agree on an Expert; provided that, if the Parties are unable to agree on such Expert within [***] after Senti’s delivery of such notice, then each Party shall select one (1) Expert, and within [***] thereafter those two (2) Experts will select the one (1) Expert who shall resolve such dispute. Each Party shall submit to the Expert, within [***] of his or her selection, written materials, [***], that explain the basis for such Party’s assertion that the Collaboration Program Option Package, Research Technology Transfer or Evaluation Technology Transfer, as applicable, was complete or incomplete, as applicable, or whether the criteria in Section 3.3(a) through (c) were met or not met, as applicable. The Expert will determine within [***] of his or her selection whether the Collaboration Program Option Package, Research Technology Transfer or Evaluation Technology Transfer, as applicable, was complete, or if the criteria in Section 3.3(a) through (c) were met; such determination, which shall be in writing, will be binding on both Parties. If the Expert determines that the Collaboration Program Option Package, Research Technology Transfer or Evaluation Technology Transfer, as applicable, was incomplete, such determination shall specifically identify what items were missing and will need to be provided by Senti to complete such Collaboration Program Option Package, Research Technology Transfer or Evaluation Technology Transfer. The Parties will [***]. Unless otherwise agreed to by the Parties, the Expert may not decide on issues outside the scope of matters set forth in this Section 11.2.

11.3 Arbitration.

(a) If the Parties are unable to resolve any dispute pursuant to Section 11.1, then, subject to Section 11.2 and Section 11.4, such dispute shall be finally settled by arbitration administered under the Commercial Arbitration Rules of Arbitration of the American Arbitration Association as then in effect, except as modified herein. Any disputes concerning the propriety of the commencement of arbitration or the scope or applicability of this agreement to arbitrate shall be finally settled by the arbitral tribunal. The arbitral tribunal shall be comprised of a panel of three (3) independent and neutral experienced arbitrators appointed in accordance with such rules. Each Party shall nominate one (1) arbitrator, and the two (2) arbitrators so nominated shall nominate a third (3rd) arbitrator, who shall act as the chairperson of the tribunal. Each Party shall select its arbitrator within [***] of one Party notifying the other Party that it is exercising its rights under this Section 11.3, and the two (2) arbitrators shall select the third arbitrator within [***] of their selection. The seat, or legal place, of arbitration shall be San Francisco, California.

(b) The language to be used in the arbitral proceedings will be English. The Parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding the provision in Section 12.1 with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16).

(c) Based on the materials submitted, the arbitrators shall determine whether any discovery process is necessary, and, if it is, the parameters of such process with the intent of resolving the arbitration as expeditiously as possible (e.g., limiting the number of depositions and the time discovery is permitted to take). The Parties and arbitrators shall employ procedures designed to resolve the conflict by arbitration within [***] of the dispute being referred for arbitration.

(d) The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages and the arbitrators shall have no authority to grant any award or remedy other than such awards or remedies that are available under the Applicable Law. Except to the extent necessary to prepare for or conduct the arbitration, to challenge, confirm or enforce an arbitral award, as may be required in connection with a court application for interim relief in aid of arbitration, or as may be required by law, neither a Party nor any arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Senti and BlueRock. In no event shall arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would have been barred by the applicable statute of limitations under the laws of the Commonwealth of Massachusetts.

(e) Each Party shall bear its own attorneys’ fees, costs and disbursements arising out of the arbitration, and shall [***]. Each Party agrees to fully perform and satisfy any arbitration award made against it within [***] of the service of the award. Judgment on the award may be entered in any court of competent jurisdiction.

11.4 Patent and Trademark Disputes. Any dispute, controversy, or claim relating to the scope, validity, enforceability, or infringement of any patent rights covering the manufacture, use, or sale of any product or of any trademark rights relating to any product shall be submitted to a court of competent jurisdiction in the country or jurisdiction in which such patent or trademark rights were granted or arose.

11.5 Injunctive Relief. Nothing contained in this Agreement shall preclude either Party from seeking interim or other provisional equitable relief from a court of competent jurisdiction to preserve the status quo or prevent irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing good faith negotiations by the Executive Officers.

12. MISCELLANEOUS

12.1 Governing Law. This Agreement shall be governed in all respects by the laws of the Commonwealth of Massachusetts, without reference to its conflict of law principles.

12.2 Compliance with Law. In performing its duties under this Agreement, each Party shall at all times comply with all applicable international, federal, state and local laws. Without limiting any of the foregoing, each Party agrees that, unless otherwise authorized, it shall not download, export, re-export or transfer any software or technical data received hereunder, regardless of the manner in which received, (a) into, or to a national or resident of, any country or territory that is subject to a U.S. Government embargo (currently, Cuba, Iran, North Korea, Syria, and the Crimea Region), or (b) to anyone on the United States Treasury Department’s list of Specially Designated Nationals and Blocked Persons or Foreign Sanctions Evaders List, or BIS’s Denied Persons List, Entity List, or Unverified List.

12.3 Entire Agreement. This Agreement with its Exhibits (a) constitutes the entire agreement and supersedes, as of the Effective Date, all prior and contemporaneous agreements, negotiations, arrangements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, and (b) is not intended to confer upon any Person, other than the Parties, any rights, benefits, or remedies of any nature whatsoever. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

12.4 Force Majeure. Except with respect to payment of money, neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, terrorist acts, strike, pandemic, flood, or governmental acts or restriction, or other cause that is beyond the reasonable control of the respective Party. The Party affected by such force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and shall use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any such obligation under this Agreement is delayed owing to such a force majeure for any continuous period of more than [***], the Parties shall consult with respect to an equitable solution, including the possibility of a mutually agreed termination of this Agreement.

12.5 Independent Contractors. The Parties agree that the relationship of Senti and BlueRock established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish an employment, agency or any other relationship. Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose. The Parties (and any successor, assignee, transferee, or Affiliate of a Party) shall not treat or report the relationship between the Parties arising under this Agreement as a partnership for United States tax purposes, without the prior written consent of the other Party unless required by Applicable Law.

12.6 Assignment. This Agreement shall not be assignable by either Party to any Third Party without the written consent of the other Party and any such attempted assignment shall be void. Notwithstanding the foregoing, either Party may assign this Agreement, without the written consent of the other Party, (a) to its Affiliate for so long as such assignee is an Affiliate, provided that the assigning Party shall remain responsible for its obligations hereunder, or (b) in connection with a Change of Control or to its successor in interest to substantially all of the business or assets of such Party to which this Agreement pertains (whether by merger, reorganization, acquisition, sale or otherwise), provided that (i) such successor in interest agrees in writing to be bound by the terms and conditions of this Agreement, and (ii) [***]. No assignment or transfer of this Agreement shall be valid and effective unless and until the assignee/transferee agrees in writing to be bound by the provisions of this Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties. Except as expressly provided in this Section 12.6, any attempted assignment or transfer of this Agreement shall be null and void.

12.7 Representation by Legal Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party that drafted such terms and provisions.

12.8 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

12.9 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall make specific reference to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 12.9, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable overnight delivery service, (b) on the day of sending by facsimile or email (with documented confirmation of receipt), if followed by mailing by first class certified or registered mail, postage prepaid, return receipt requested, or (c) five (5) days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested.

If to Senti, addressed to:	Senti Biosciences, Inc.
2 Corporate Drive
South San Francisco, CA 94080
Attention: Chief Operating Officer
Email: curt.herberts@sentibio.com

With a copy to:	Cooley LLP
3175 Hanover St.
Palo Alto, CA 94304
Attention: Marya Postner, Ph.D.
Facsimile: 650 849-7400
Email: mpostner@cooley.com

If to BlueRock, addressed to:	BlueRock Therapeutics LP
One Broadway
Floor Fifteen
Cambridge, MA 02142
Attn: Contract Management
Email: contracts@bluerocktx.com

With a copy to:	Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention: Marc A. Rubenstein Email: marc.rubenstein@ropesgray.com

12.10 Severability. Any term or provision of this Agreement that is held to be invalid, void, or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void, or unenforceable term or provision in any other situation or in any other jurisdiction. If any term or provision of this Agreement is declared invalid, void, or unenforceable, the Parties agree that the authority making such determination will have the power to and shall, subject to the discretion of such authority, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void, or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid or unenforceable term or provision.

12.11 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;”(f) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; (i) references to any Applicable Laws, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement ApplicableLaws thereto; and (j) neither Party or its Affiliates shall be deemed to be acting “on behalf of” or “under authority of” the other Party under this Agreement.

12.12 Counterparts. This Agreement may be executed in two or more counterparts (whether delivered by email via .pdf format, facsimile or otherwise), each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their authorized representatives as of the Effective Date.

SENTI BIOSCIENCES, INC.		BLUEROCK THERAPEUTICS LP

By:	/s/ Curt Herberts	By:	/s/ Emile Nuwaysir

Name: Curt Herberts		Name: Emile Nuwaysir

Title: Chief Operating Officer		Title: CEO

SIGNATURE PAGE

LIST OF EXHIBITS

Exhibit A – Collaboration Gene Circuits

Exhibit B – Research Plan

Exhibit C – Form of Commercial License

Exhibit D – Baseball Arbitration

Exhibit E – Press Release

EXHIBIT A

COLLABORATION GENE CIRCUITS

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EXHIBIT B

RESEARCH PLAN

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EXHIBIT C

FORM OF COMMERCIAL LICENSE

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EXHIBIT D

BASEBALL ARBITRATION

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EXHIBIT E

PRESS RELEASE

Senti Bio and BlueRock Therapeutics Enter Collaboration to Develop Gene Circuit-Engineered Cell Therapies

for Regenerative Medicine

- Collaboration combines BlueRock’s leading induced pluripotent stem cell (iPSC) platform technology and genome biology expertise with Senti Bio’s proprietary gene circuit technology platform, including Smart

Sensors and Regulator Dials -

CAMBRIDGE, Mass. and SOUTH SAN FRANCISCO, Calif., May 2X, 2021—BlueRock Therapeutics LP, a leading engineered cell therapy company and a wholly-owned and independently operated subsidiary of Bayer AG, and Senti Biosciences, Inc. (Senti Bio), a leading gene circuit company, today announced a collaboration and option agreement to apply Senti Bio’s gene circuit technology to the development of BlueRock’s next-generation engineered cell therapies for a potentially broad array of therapeutic areas, including but not limited to neurology, cardiology and immunology within the field of regenerative medicine.

Under the terms of the agreement, Senti Bio will be responsible for designing, building and testing cell state- and disease- specific Smart Sensors and Regulator Dials for use in BlueRock Therapeutics’ regenerative medicine product candidates. BlueRock Therapeutics will receive the option to license gene circuits emerging from the collaboration for cell therapy products in specified indications. Upon option exercise, BlueRock Therapeutics will be responsible for conducting preclinical, clinical and commercialization activities for any cell therapy candidates that incorporate Senti Bio’s licensed gene circuits.

“There is tremendous opportunity at the intersection of cell, gene and systems biology. With control of all three axes, we believe we can further engineer the cell’s inherent potential to integrate multiple physiologic inputs to produce powerful therapeutic benefit in vivo,” said Emile Nuwaysir, PhD, President and Chief Executive Officer of BlueRock. “We are excited to bring together Senti Bio’s expertise in gene circuits with BlueRock’s deep understanding of engineered cells to enhance the efficacy, precision, and control of BlueRock’s future cell therapy products.”

Through this collaboration, Senti Bio will seek to bolster BlueRock’s cell+gene platform by developing gene circuits to precisely control cell differentiation and therapeutic payload expression, in an effort to accelerate BlueRock’s efforts to create next-generation cellular therapies, and further consolidate Bayer’s strategy in cell and gene therapies. It is a step forward in BlueRock and Bayer’s ambition to be at the forefront of innovationin cell and gene therapies, pioneering technology to offer the safest, highest quality and most efficient options for patients.

Tim Lu, MD, PhD, Chief Executive Officer of Senti Bio commented, “We are engineering gene circuits to reprogram cells with biological logic to sense inputs, compute decisions and respond to their cellular environments. By combining BlueRock’s iPSC platform with our sophisticated gene circuits, we believe that we have the potential to create the next generation of programmable regenerative medicines together.”

Senti Bio is developing proprietary engineered gene circuits designed to reprogram cells to sense inputs, compute decisions and respond with outputs. The company’s four core categories of gene circuits in development include Smart Sensors, Logic Gating, Regulator Dials and Multi-Arming, each of which is designed to confer greater efficacy, precision and control to cell and gene therapies. These gene circuits are driving Senti Bio’s oncology-focused therapeutics pipeline and enable potential collaborations involving other cell and gene therapies.

BlueRock Therapeutics develops engineered cell therapies using a proprietary cell+gene platform. Genetically engineered induced pluripotent stem cells (iPSCs) provide a highly consistent and unlimited source for allogeneic cell therapies. These cells can be differentiated into a wide variety of therapeutic cell types to potentially treat diseases across neurology, cardiology and immunology indications, as well as others. BlueRock Therapeutics plans to apply Senti Bio’s Smart Sensor and Regulator Dial gene circuit technology platform towards the goal of developing highly sophisticated engineered cell therapies.

About Smart Sensors and Regulator Dials

Smart Sensors are gene circuits designed to precisely detect cell type or disease environments, and thus distinguish between the “disease state” and “healthy state.” For example, Smart Sensors can be engineered to detect whether certain conditions, or disease biomarkers, are present before countering with a specific therapeutic response. These Smart Sensors include synthetic promoters, which are compact DNA sequences engineered to more precisely regulate the expression of genes. Conventional medicines are generally unable to dynamically change their behavior in response to cell- or disease-specific conditions.

Regulator Dials are gene circuits designed to enable the precise tuning of therapeutic activity from a cell or gene therapy product. For example, Regulator Dials can be engineered to regulate therapeutic payload expression in response to varying concentrations of FDA-approved drugs. Regulator Dials are expected to enable the exogenous regulation of next-generation cell and gene therapies even after they have been delivered in vivo. Most existing cell and gene therapies cannot be modulated once they have been delivered into patients.

About Senti Bio

Our mission is to create a new generation of smarter medicines that outmaneuver complex diseases in ways previously inconceivable. To accomplish this mission, we are building a synthetic biology platform that could enable us to program next-generation cell and gene therapies with what we refer to as “gene circuits”. These gene circuits, which are created from novel and proprietary combinations of DNA sequences, are intended to reprogram cells with biological logic to sense inputs, compute decisions and respond to their cellular environments. We are designing gene circuits to improve the “intelligence” of cell and gene therapies in order to enhance their therapeutic effectiveness against a broad range of diseases that conventional medicines do not readily address. For more information, please visit the Senti Bio website at https://www.sentibio.com.

About BlueRock Therapeutics

BlueRock Therapeutics is an engineered cell therapy company with a mission to develop regenerative medicines for intractable diseases. The company’s cell+gene platform enables the creation, manufacture, and delivery of authentic cell therapies with engineered functionality by simultaneously harnessing pluripotent cell biology and genome editing. This enables an approach where, in theory, any cell in the body can be manufactured and any gene in the genome can be engineered for therapeutic purposes. The platform is broadly applicable, but the company is focused today in neurology, cardiology, and immunology. In August 2019, the company was acquired by Bayer Pharmaceuticals, for an enterprise value of $1B in upfront and milestone payments. For BlueRock this marks the next step in the journey to prove degenerative disease is reversible, and to bring our revolutionary new medicines to the patients who desperately need them. For more information, visit bluerocktx.com.

About Bayer

Bayer is a global enterprise with core competencies in the life science fields of health care and nutrition. Its products and services are designed to help people and planet thrive by supporting efforts to master the major challenges presented by a growing and aging global population. Bayer is committed to drive sustainable development and generate a positive impact with its businesses. At the same time, the Groupaims to increase its earning power and create value through innovation and growth. The Bayer brand stands for trust, reliability and quality throughout the world. In fiscal 2020, the Group employed around 100,000 people and had sales of 41.4 billion euros. R&D expenses before special items amounted to 4.9 billion euros. For more information, go to www.bayer.com.

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Contact Senti Bio:
Curt Herberts, COO	Denise Powell (Media)
Email: corporate@sentibio.com	Email: denise@redhousecomms.com

Find more information at sentibio.com

Follow us on Linkedin: Senti Biosciences

Follow us on Twitter: @SentiBio

Contact BlueRock Therapeutics:

Lara Steele, Corporate Communications

Email: lsteele@bluerocktx.com

Find more information at www.bluerocktx.com

Follow us on Linkedin: BlueRock Therapeutics

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